Exhibit 10.1

Election to Terminate Plan Participation

Supplemental Contributing Employee Ownership Plan

Effective as of the close of business on May 27, 2005, I hereby elect to terminate my participation in the Supplemental Contributing Employee Ownership Plan (the “Supplemental CEOP”). This election is intended to comply with the provisions of IRS Notice 2005-1 (revised), Q&A 20.

I understand that as soon as administratively practicable following such termination, I shall be paid the full value of my Supplemental CEOP account in a single lump sum distribution, in accordance with the terms of that plan. After such payment, I acknowledge and understand that I shall have no remaining rights or benefits under the Supplemental CEOP. Notwithstanding the foregoing, I understand that pursuant to the terms of the Supplemental CEOP, I remain eligible for the Excess Company Matching Contribution (the “Company Match”) payable with respect to my 2005 Supplemental CEOP contributions, if and when paid.

Estimated Supplemental CEOP single sum payment to be paid pursuant to this election*	$252,800

*	Estimate based on participant’s Supplemental CEOP account balance as of May 25, 2005, plus a $6,800 (approx.) participant deferral to be effective on or about May 27, 2005.

Estimated Company Match payment, estimated to be paid on or before March 31, 2006*	$3,800

*	Estimate based on 2005 participant contributions of $6,800 (approx.) to the Supplemental CEOP, and assuming a Company Match rate of 75%. The actual amount depends on the actual Company Match awarded under the plan, if any.

Olin Senior Executive Pension Plan

Effective as of the close of business on May 27, 2005, I hereby elect to terminate my participation in the Olin Senior Executive Pension Plan (the “Senior Pension Plan”) in accordance with the terms set forth herein. This election is intended to comply with the provisions of IRS Notice 2005-1 (revised), Q&A 20.

I understand that as soon as administratively practicable following such termination, I shall be paid all accrued and unpaid benefits due under the Senior Pension Plan in a single lump sum distribution, in accordance with the terms of that plan (including the May 1, 2001 and April 24, 2002 Benefit Plan Review Committee resolutions related to the plan).

Pursuant to the terms of the Voluntary Employee Separation Agreement and Release between me and the Company, I am due certain benefits pursuant to the Senior Pension Plan contingent upon my execution of the Release, provided that I do not revoke the Release during its revocation period. Notwithstanding anything to the contrary contained herein, my termination of participation in the Senior Pension Plan with respect to that benefit contingent on the Release shall be effective upon the expiration of the Release’s revocation period. After such payments, I acknowledge and understand that I shall have no remaining rights or benefits under the Senior Pension Plan.

Amounts payable pursuant to this election:

Senior Pension Plan single sum payment (excluding benefit contingent on the Release)	$2,209,860

Senior Pension Plan single sum payment contingent on the Release	$331,718

/s/ Anthony W. Ruggiero
Anthony W. Ruggiero

Date: May 27, 2005

ACCEPTED:

OLIN CORPORATION

By:	/s/ Dennis R. McGough
Its:	Vice President, Human Resources

Date: May 27, 2005